Exhibit 6.33

February 14, 2020

Landholdings, Inc.

[Address]

Maveron Equity Partners VII, L.P.

MEP Associates VII, L.P.

Maveron VII Entrepreneurs’ Fund, L.P.

411 First Avenue South, Suite 600

Seattle, WA 98104

Attn: Peter S. McCormick Esq.

[***]

Re: Management Rights

Ladies and Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your purchase of shares of Series A Preferred Stock of Landholdings, Inc. (the “Company”), Maveron Equity Partners VII, L.P., MEP Associates VII, L.P. and Maveron VII Entrepreneurs’ Fund, L.P. (collectively with their respective affiliates, the “Investor”) shall be entitled to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights, and other rights specifically provided to all investors in the current financing:

1. Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with Investor regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

2. Investor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

3. If Investor is not represented on the Company’s Board of Directors (the “Board”), the Company shall, concurrently with delivery to the Board, give a representative of Investor copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to Investor’s concerns regarding significant business issues facing the Company.

Investor agrees that any confidential information provided to or learned by it in connection with its rights under this letter shall be subject to the confidentiality provisions set forth in that certain Investors’ Rights Agreement of even date herewith by and among the Company, the Investor and certain other investors.

The rights described herein shall terminate and be of no further force or effect upon (a) such time as no shares of the Company’s stock are held by the Investor or its affiliates; (b) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public; or (c) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights; and (ii) for purposes other than (A) the reincorporation of the Company in a different state; or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all the outstanding shares of capital stock of the Company’s successor. The confidentiality obligations referenced herein will survive any such termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LANDHOLDINGS, INC.

By:	/s/ Austin Allison
Name:	Austin Allison
Title:	Chief Executive Officer

Acknowledged and agreed:

Maveron Equity Partners VII, L.P., a
Delaware limited partnership

By: Maveron General Partner VII, LLC,
a Delaware limited liability company

By:	/s/ Pete McCormick
Name:	Pete McCormick
Title:	Managing Member

Maveron VII Entrepreneurs’ Fund, L.P., a
Delaware limited partnership:

By: MAVERON GENERAL PARTNER VII, LLC,
a Delaware limited liability company

By:	/s/ Pete McCormick
Name:	Pete McCormick
Title:	Managing Member

MEP Associates VII, L.P., a Delaware
limited partnership:

By: MAVERON GENERAL PARTNER VI, LLC,
a Delaware limited liability company

By:	/s/ Pete McCormick
Name:	Pete McCormick
Title:	Managing Member